Exhibit 16.2

Concurrence Letter to SEC

February 22, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Oscar Health, Inc.

Dear Sir or Madam:

We have read the disclosures regarding the change in independent registered public accounting firms included under the caption “Change in Accountants” in the Registration Statement and Prospectus and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP